Exhibit 19.2

Motorsport Games Inc.

Amended and Restated Insider Trading Policy

This Amended and Restated Insider Trading Policy (“Policy”) provides the standards of Motorsport Games Inc. (“Motorsport” or the “Company”) with respect to transactions in securities of the Company and the handling of confidential information about Motorsport and the companies with which Motorsport does business. The federal securities laws prohibit insider trading. Insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to engage in transactions in the Company’s securities or transmits such information to any other person who may trade on the information. It is Motorsport’s policy that the Company and its directors, officers and employees comply with all federal and state securities laws and regulations and any listing standards applicable to the purchase and sale of the Company’s securities.

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (referred to in this Policy as the “Company’s securities”). The term “transactions” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and the vesting of restricted stock and restricted stock units and trades made under an employee benefit plan.

Section 1 hereof applies to all members of the Company’s board of directors and all officers and employees of the Company and its subsidiaries. Section 1 of this Policy also applies to such persons’ family members who live in such persons’ households, other members of such persons’ households and entities controlled by such persons, as described in more detail below. The Company may also determine that other persons should be subject to Section 1 of this Policy, such as contractors or consultants. Section 2 hereof applies to all directors and executive officers of the Company, the employees listed in Appendix A hereto and any other individuals designated from time to time. Section 2 of this Policy also applies to such persons’ family members who live in such persons’ households, other members of such persons’ households and entities controlled by such persons, as described in more detail below. Section 3 hereof sets forth additional requirements applicable to directors and executive officers of the Company under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If this Policy applies to you, it also applies to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and adoptive relationships) or are financially dependent on you, and also includes other family members whose transactions in securities are directed by you or are subject to your influence or control. This Policy does not apply to other family members who do not reside with you, who are not financially dependent on you, and whose transactions in securities are not directed by you and are not subject to your influence or control. This Policy also applies to any other person who lives in your household and to any legal entities (such as a corporation, partnership or trust) that are influenced or controlled by you or other persons who have a relationship with you and are subject to this Policy.

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Transactions by your family members subject to this Policy and other persons subject to this Policy who have a relationship with you should be treated for the purposes of this Policy as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre-clearance procedures in this Policy also apply to your family members or other persons with whom you have a relationship who are subject to this Policy. You are personally responsible for the actions of your family members or other persons with whom you have a relationship who are subject to this Policy.

The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

Any violation of this Policy may result in immediate dismissal and may subject you to both civil and criminal penalties. This is an extremely important matter, and we urge you to read the following with care. If you have any questions about this Policy, including its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Section 1: Trading Restrictions and Guidelines

A.	General Policy - Prohibition Against Trading On or Tipping Material Nonpublic Information

It is the policy of Motorsport that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to Motorsport may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company securities, except as otherwise specified in this Policy under the heading “Certain Exceptions to the Trading Restrictions in this Policy.”

2.	Recommend the purchase or sale of any Company securities; or

3.	Communicate material nonpublic information concerning Motorsport to any other person (including relatives, friends or business associates), except to the extent necessary to perform authorized work for Motorsport or as required or specifically permitted by law or legal process. Nor should such information be discussed with any person within Motorsport under circumstances where it could be overheard. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.

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In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who learns, in the course of employment with the Company or the performance of services on the Company’s behalf, material nonpublic information about another company with which the Company proposes to, or does, business, including a vendor, customer or supplier of the Company, may (i) trade in that company’s securities until the information becomes public or is no longer material, or (ii) communicate that information or make any recommendation relating to the buying or selling of securities of such company to any other person, including family and friends, business associates, or in any consulting capacity.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that you may have to forgo a proposed transaction in the Company’s or another company’s securities even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit.

This Policy continues to apply to transactions in Company securities even after termination of service to Motorsport. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Unless notified otherwise by the Company, for persons described in Section 2 of this Policy who leave during a closed window period, the trading window and pre-clearance requirements set forth in Section 2 continue to apply until the opening of the next quarterly window period after termination of service to Motorsport.

B.	Blackout periods for any or all personnel

The Compliance Officer may issue instructions from time to time advising some or all personnel that they may not engage in transactions in Company securities for certain periods, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Compliance Officer may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If you are made aware of such a blackout period, do not disclose its existence to anyone.

C.	Definitions

Material Information. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities. Positive or negative information may be material to investors. A determination as to whether information is material depends on all of the related facts and circumstances. Material information is not limited to historical facts but may also include projections and forecasts.

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Information that you should consider material includes, but is not limited to:

●	earnings information and annual and quarterly results;

●	financial forecasts, including earnings estimates;

●	changes in previously released forecasts;

●	significant merger, acquisition or divestiture proposals, negotiations or agreements;

●	new joint venture or a new contract;

●	changes in auditors;

●	major supplier delays, negotiations or agreements;

●	significant changes in the Company’s prospects;

●	significant or unusual borrowing or liquidity issues;

●	equity or debt offerings;

●	purchases or redemptions of securities;

●	changes in management or the Company’s board of directors;

●	significant related party transactions;

●	a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

●	significant cybersecurity incidents; and

●	pending or threatened significant litigation or government agency investigation, or the resolution of such litigation or investigation.

Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. Information is considered to be public when it has been released in a manner that is reasonably designed to provide broad, non-exclusionary distribution (e.g., by means of a press release or an SEC filing) and after enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information should not be considered fully absorbed by the market until after the second business day after the day on which the information is released. Note that the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered broadly distributed even when the information is accurate.

Officer. Officer means the individuals classified by the Company as officers for purposes of SEC rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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D.	Certain Exceptions to the Trading Restrictions in this Policy

The trading restrictions in this Policy, including those set forth in Section 2, do not apply in the case of the following transactions, except as specifically noted:

Exercise of Stock Options. The trading restrictions in this Policy do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, provided, however, that if you are subject to the pre-clearance procedures discussed in Section 2(B) below, you must obtain pre-clearance prior to any exercise of stock options. The trading restrictions in this Policy do apply, however, to any sale of stock received upon exercise, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Vesting of Restricted Stock and Restricted Stock Unit Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. The trading restrictions in this Policy do apply, however, to any market sale of restricted stock and shares of stock received upon the vesting of restricted stock units.

Rule 10b5-1 Trading Plan. The trading restrictions in this Policy do not apply to purchases or sales of the Company’s securities pursuant to a pre-approved Rule 10b5-1 trading program (a “Rule 10b5-1 Plan”). Implementation of a Rule 10b5-1 Plan under the Exchange Act provides an affirmative defense (which must be proven) from insider trading liability under Rule 10b-5. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Entry into a Rule 10b5-1 Plan must comply with the requirements set forth in “Rule 10b5-1 Plans” below.

E.	Rule 10b5-1 Plans

Entry into a Rule 10b5-1 Plan requires the prior written approval of the Compliance Officer (which approval may include an email confirmation). Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. You may not adopt a Rule 10b5-1 Plan during any Event-Specific Blackout Period, or at a time when you are aware of material non-public information. Directors, executive officers and designated employees shall only adopt a Rule 10b5-1 Plan during an open trading window and are subject to the pre-clearance requirements of this Policy, as described in Section 2 below. The following requirements apply to all Rule 10b5-1 Plans:

●	directors and Officers may not commence sales under a Rule 10b5-1 plan until the later of (i) 90 days following the date of adoption or modification of such plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification);

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●	all persons other than directors and Officers, may not commence sales under a Rule 10b5-1 plan until 30 days following the date of adoption or modification of such plan;

●	directors and Officers must provide a representation in the Rule 10b5-1 plan certifying that, on the date of adoption or modification of the plan, they (i) are not aware of material nonpublic information about the Company or its securities; and (ii) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

●	subject to the limited exceptions set forth in Rule 10b5-1, you may not maintain multiple, overlapping plans;

●	subject to the limited exceptions set forth in Rule 10b5-1, you can utilize only one single-trade plan (i.e. a plan designed to effect only a single transaction) during any 12 month period; and

●	you must act in good faith with respect to the Rule 10b5-1 plan, not just in connection with entering into the plan.

The Company may impose additional restrictions on Rule 10b5-1 Plans, including without limitation:

●	requiring that all plans be managed by an administrator selected by the Company;

●	restrictions on termination or modification of plans;

●	prohibition on entry into new plans for extended periods following termination of an existing plan; and

●	prescribed periods during which persons may enter into plans.

Modification or termination of Rule 10b5-1 Plans are generally discouraged absent compelling circumstances. Any modification to any Rule 10b5-1 Plan is treated as the entry into a new plan and must comply with all of the above requirements.

F.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

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The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which could apply to the Company and/or management and supervisory personnel.

Company-imposed Penalties. An individual who violates this Policy may be subject to disciplinary action by the Company, including dismissal or removal for cause.

G.	Additional Guidelines

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions (even if they do not possess material nonpublic information):

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). Short sales of Company securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited.

Publicly Traded Options. You may not engage in transactions in publicly traded options related to the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Given the relatively short term of publicly traded options, transactions in options related to the Company’s securities may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in publicly traded options related to the Company’s securities on an exchange or in any other organized market are prohibited by this Policy.

Hedging Transactions. Hedging transactions (transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities) can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Therefore, directors, officers and employees are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

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Section 2: Additional Restrictions on Trading Applicable to Directors, Executive Officers, and Designated Employees

Section 2 of this Policy imposes additional trading restrictions and applies to all directors and executive officers of the Company and the employees listed in Appendix A hereto (“Designated Employees”) as well as certain other persons designated from time to time by the Compliance Officer. This section of the Policy also applies to family members who reside with persons subject to this section of the Policy, other members of such persons’ households and entities controlled by a person subject to this section of the Policy.

A.	Trading Window Periods

Quarterly Trading Windows. Directors, executive officers and Designated Employees, as well as their respective family members who reside with them, household members and entities controlled by such persons, can only engage in transactions in Company securities during an “open” “window period,” and only so long as such person does not have any material nonpublic information about Motorsport. Motorsport has established four regular “trading windows” of time during the fiscal year. The “trading windows” generally open at market open one full trading day after the time at which Motorsport files its Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the prior fiscal quarter or fiscal year, as the case may be, continuing through close of business on the 15th day of the final month of each fiscal quarter (i.e. March 15th, June 15th, September 15th, and December 15th). Because directors, executive officers, and Designated Employees are especially likely to receive regular nonpublic information regarding Motorsport’s operations, limiting trading to this “window period” helps prevent trading that is based on material information that is not available to the public. Before trading in Company securities during the “window period,” directors, executive officers, and Designated Employees, as well as their respective family members who reside with them, household members and entities controlled by such persons, must also comply with the pre-clearance procedures discussed below.

Under certain very limited circumstances, a person subject to this restriction may request to trade when the quarterly trading window is closed, but only if the person does not in fact possess material nonpublic information. Persons wishing to trade when the quarterly trading window is closed must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company securities. Such request may be granted in the sole discretion of the Compliance Officer. Exceptions to the trading window period policy are granted infrequently and only in exceptional circumstances.

Event-Specific Trading Restriction Periods. As described in Section 1(B) above, from time to time, an event may occur that is material to the Company (such as negotiation of mergers, acquisitions or dispositions) and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons designated by the Compliance Officer may not engage in transactions in Company securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. If the Company declares an event-specific trading restriction period to which you are subject, a member of the legal department will notify you when the restricted period begins and ends. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

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B.	Pre-Clearance

Motorsport requires that all directors, executive officers and Designated Employees, as well as their respective family members who reside with them, household members and entities controlled by such persons, obtain prior written approval from the Compliance Officer (which approval may include an email confirmation) before engaging in any transaction in Company securities. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. If approved, the transaction must be completed within three business days, but in no event after the expiration of the applicable window period or after a pre-clearance has been withdrawn. If the transaction does not occur during the three-business day period, pre-clearance of the transaction must be re-requested. A form of “Request for Approval” is attached as Appendix B hereto and should be used to request approval hereunder, unless otherwise notified by the Compliance Officer.

The Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

The Compliance Officer himself or herself may not engage in a transaction in Company securities unless the Company’s Chief Executive Officer has pre-cleared such transaction.

C.	Exceptions

The quarterly trading window and event-specific trading restrictions do not apply to the exempt transactions described in Section 1(D) above.

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Section 3: Additional Requirements Applicable to Directors and Officers Pursuant to Section 16 of the Exchange Act.

Directors and Officers of the Company (the “Section 16 Insiders”) are also subject to the reporting and short-swing profit rules under Section 16 of the Exchange Act.

A.	Reporting Requirements

Section 16(a) requires the directors and Officers of the Company to file reports with the SEC that identify their beneficial ownership of the Company’s equity securities and any transactions they make in those securities. A Form 3 must be filed no later than the tenth (10th) calendar day after an individual becomes a director or Officer of the Company, and any subsequent change in beneficial ownership by a Section 16 Insider must, unless exempt from reporting or eligible for deferred reporting, be reported on a Form 4 filed within two business days. These reports must be filed with the SEC via EDGAR and are therefore immediately publicly available upon filing. Section 16(a) imposes the obligation to file ownership reports with the SEC on the individual insiders, not on the Company. However, the Company must disclose any delinquent Section 16 filers in its annual proxy statement and identify the trading information that was not properly filed. While it is not the Company’s obligation to do so, it is the Company’s practice to assist each of its Section 16 Insiders in filing their Section 16(a) reports. In order to facilitate timely compliance, a Section 16 Insider (or his or her broker) must immediately report (no later than the same day such Section 16 Insider engages in the transaction) detailed trade information, in writing, to the Company’s Compliance Officer and Chief Financial Officer for all transactions made in Company securities by such insider, any family members, household members and entities that such insider controls. Although it is the individual responsibility and legal obligation of each director and Officer to comply with the reporting requirements described herein, the Compliance Officers will, upon being advised of a transaction, endeavor to prepare and, pursuant to a power of attorney, timely file Section 16(a) reports on behalf of each Section 16 Insider. A power of attorney (the “POA”) that authorizes Company personnel to prepare, complete and file Section 16(a) reports, and otherwise act on a Section 16 Insider’s behalf regarding Section 16(a) reports can be obtained from the Compliance Officer. Section 16 Insiders who would like the Company to assist them with their Section 16(a) reports should obtain and sign the POA and return it to the Company’s Compliance Officer and Chief Financial Officer.

In addition to the disclosure requirements imposed by Section 16 of the Exchange Act, directors and Officers of the Company are required to file a Form 144 before making an open market sale of Motorsport securities. Form 144 notifies the SEC of your intent to sell Motorsport securities. This form is generally prepared and filed by your broker.

B.	Short-Swing Profit Rules

Section 16(b) provides for the recovery of “short-swing” profits from a Section 16 Insider resulting from certain transactions in Company securities “beneficially owned” by them. Specifically, a Section 16 Insider is required by law to turn over to the Company any “profit” realized upon a purchase followed by a sale, or a sale followed by a purchase, of any equity security of the Company that is beneficially owned by him or her and made within a period of less than six months. A profit may result even if the purchase and sale involve different types of equity securities. Moreover, any sale or purchase may be matched with any purchase or sale within the period such that there may be recoverable “profit” even if there has been no economic benefit to the individual in question. The good faith of a director or Officer is irrelevant to whether recovery is required under Section 16.

Transactions in the Company’s securities by persons related to a Section 16 Insider (e.g., spouse, children, grandchildren and in-laws), or by entities in which he or she may have an indirect interest (e.g., partnerships, corporations and trusts) may be attributed to the Section 16 Insider. Accordingly, such related persons or entities should be advised not to engage in trades within six months of trades engaged in by the Section 16 Insider, or engaged in by each other, without considering the implications of the short-swing profit rules.

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Appendix A

DESIGNATED EMPLOYEES

Our current Designated Employees for purposes of our Insider Trading Policy are on file with the Compliance Officer. The Compliance Officer may alter this list of Designated Employees at any time, in which case the Compliance Officer will provide written notice to any individuals to be added or removed from this list.

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Appendix B

REQUEST FOR APPROVAL TO TRADE COMPANY SECURITIES

Number of Securities (e. g., shares):

Type of Security [check all applicable boxes]

[ ]	Common stock
[ ]	Restricted stock
[ ]	Stock Option
[ ]	Debt Securities

Type of Transaction [check all applicable boxes]

[ ]	Stock option exercise (must complete applicable exercise form)
[ ]	Purchase
[ ]	Sale (not under benefit plans)
[ ]	Gift (Name of Donee)
[ ]	Rule l0b5-1 Plan (attach a copy of the Rule 10b5-1 Plan to this request form)

Broker Contact Information

Company Name:
Contact Name:
Telephone:
Fax:
Account Number:

Social Security or other Tax Identification Number:

_______________________________

Status (check all applicable boxes and complete blanks):

[ ]	Employee –
Citizenship: ______________________________________
Country in which you are based: _________________________

[ ]	Board Member

I am not currently in possession of any material nonpublic information relating to Motorsport Games Inc. I hereby certify that the statements made on this form are true and correct. I have also discussed any questions I had with respect to Motorsport Games Inc.’s securities trading policy and its applicability to the transactions contemplated hereby with Motorsport’s Compliance Officer or his or her designee.

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I understand that clearance may be rescinded prior to effectuating the above transaction if material nonpublic information regarding Motorsport arises and, in the reasonable judgment of Motorsport’s Compliance Officer, or his or her designee, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature:
Print Name:
Date:
Telephone Number:

(office use only)

[ ]	Request Approved (transaction must be completed within 3 business days after approval)
[ ]	Request Denied
[ ]	Request Approved with the following modification

Signature & Date: ________________________________________________

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